Exhibit 99.1

Sunrun Reports Third Quarter 2020 Financial Results

326,000 Customers, an increase of 20% year-over-year
109 Megawatts Deployed, a 40% sequential increase
Net Earning Assets of $1.7 billion, an increase of 15% year-over-year
Closed the acquisition of Vivint Solar in the Fourth Quarter, on October 8, 2020

SAN FRANCISCO, November 5, 2020 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the third quarter ended September 30, 2020.

“We are at the early stages of significant innovation in electrifying our buildings and transportation,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “Sunrun aims to be the consumer brand synonymous with powering your home with renewable energy. We’ve taken significant steps to support this vision. We completed the acquisition of Vivint Solar to create a combined customer base of over 500,000 and today announced the launch of Brightbox in all of our markets. In the third quarter we grew battery installations more than 45% versus last year and we continue to lead the development of virtual power plants, including an additional contract with Southern California Edison, to improve the efficiency and resiliency of our antiquated energy system.”

“The Sunrun team delivered another strong quarter, increasing volumes 40% sequentially and 2% year-over year, rebounding net customer margins, and continuing to build a strong balance sheet,” said Tom vonReichbauer, Sunrun’s Chief Financial Officer. “We expect to see continued growth into the fourth quarter at improving net customer margins, and expect to accelerate growth in 2021 with an improved cost structure and higher net customer margins.”

Growth & Market Leadership

•On October 8, 2020, Sunrun announced that it had completed its acquisition of Vivint Solar, following approval by regulators and stockholders of both companies. The transaction solidified Sunrun’s position as the leader in home solar and energy services across the United States and a top owner of solar assets globally with more than three gigawatts of solar energy and more than 500,000 customers. Sunrun estimates cost synergies of $90 million on an annual basis, to be realized 12 to 18 months following the acquisition.
•Today, Sunrun announced that it is bringing its rechargeable solar battery system, Brightbox, to all of the company’s active markets, including eight additional states (New Hampshire, Connecticut, Rhode Island, Pennsylvania, Maryland, Illinois, South Carolina and New Mexico) and Washington, D.C. Record storms, heat waves, and wildfires this year have uncovered vulnerabilities with the electric grid’s aging infrastructure, leaving millions of people without power. Usually lasting for several hours, recent power outages have come while millions of Americans have transitioned to working and schooling from home due to the COVID-19 pandemic. Sunrun’s Brightbox offers homeowners the ability to power through such power outages with clean, reliable and immediate home energy. From May to September 2020, existing Brightbox customers powered essential needs during grid outages for a total of 7,583 hours, the equivalent of 315 days. Sunrun currently has deployed more than 13,000 Brightbox systems nationwide, and this announcement will expand access to millions of new potential customers.
•On July 30, 2020 Sunrun announced exclusive partnerships with three Community Choice Aggregators (CCAs) in California, which collectively provide power for approximately one million homes in the Bay Area, for co-marketing and building virtual power plants. The partnerships are with East Bay Community Energy, Silicon Valley Clean Energy, and Peninsula Clean Energy. The CCAs sought options to help increase the use of clean, affordable energy by leveraging these virtual power plants while also providing backup power to more of their customers following forced blackouts by PG&E that affected hundreds of thousands of customers in the Bay Area.

Exhibit 99.1

Innovation & Differentiation

•Sunrun has recently executed an additional contract with Southern California Edison (SCE) to provide five megawatts of new energy capacity by 2023. During the 10-year fixed-price contract, Sunrun will dispatch energy from thousands of its Brightbox solar-powered battery systems installed in the SCE territory, lowering the overall cost of power and reducing critical strain on the energy system. The same solar-powered home batteries will also provide reliable backup power to these households if the power goes out. Additional details will be announced shortly.
•Sunrun, SK E&S and other affiliated companies, a top global energy and technology company, announced on July 29, 2020 they have co-invested in a new venture with plans to electrify the home. The initial investments from Sunrun and SK E&S and other affiliated companies will go toward forming a new company that will conduct research and development activities to accelerate the adoption of renewables, the electrification of homes, and the transition to a connected and distributed energy system.

Embracing Sustainability & Investing in Communities

•On September 23, 2020, Sunrun announced that it had partnered with CHANEL to install approximately 30 megawatts of solar energy systems on affordable multifamily properties throughout California. The luxury brand committed $35 million towards solar energy products and the partnership will expand access to solar for nearly 30,000 low-income residents across California. CHANEL’s investment will also support more than 20,000 hours of job training in the first year, offering valuable vocational skills and certifications to hundreds of people in disadvantaged communities.
•On August 20, 2020, Sunrun announced a partnership with GRID Alternatives that will provide 100% free battery systems to low-income customers in wildfire-prone regions.
•In Q3 Sunrun also provided 1,400 hours of paid job training opportunities for people to gain hands-on experience with solar installation projects through GRID Alternatives.
•In Q3, Sunrun began to offer a product for low-income families in Illinois. With $0 upfront, and $0 over the 20-year lease agreement, participating households receive 100% of the net metering credits, resulting in immediate, timely savings while helping Illinois meet its renewable energy goals.
•In September, Sunrun announced a partnership with The Honnold Foundation, a nonprofit founded in 2012 by prominent rock climber Alex Honnold, to launch a new grant fund that will offer non-restricted grants to community-based nonprofits led by Black, Indigenous, and People of Color (BIPOC) in the most polluted places in America to install solar energy systems. Sunrun will be donating solar equipment and making a $50,000 monetary contribution to the fund.
•To ensure alignment with our mission, we created a formal committee of senior management earlier this year to oversee Environmental, Social and Governance (ESG) matters at the company, while also establishing board level oversight of ESG performance by our Nominating & Corporate Governance Committee.

Key Operating Metrics & Outlook

Note that the following key operating metrics and GAAP results do not reflect Vivint Solar as the acquisition closed on October 8, 2020, subsequent to the end of the third quarter.

In the third quarter of 2020, Megawatts Deployed (MW) were 109 MW, compared to 78 MW in the second quarter of 2020, a 40% sequential increase, and 107 MW in the third quarter of 2019, a 2% year-over-year increase.

NPV created in the third quarter of 2020 was $81 million. Unlevered NPV in the third quarter of 2020 was $0.86 per watt, representing approximately $6,500 per leased customer.

Gross Earning Assets as of September 30, 2020 were $4.0 billion, up $621 million, or 18%, from the prior year. Net Earning Assets as of September 30, 2020 were $1.7 billion, up $220 million, or 15%, from the prior year.

Cash, including restricted cash, increased $8.1 million from the prior year. Cash Generation was $22 million in the third quarter of 2020. Sunrun defines Cash Generation as the increase in total cash, including restricted cash, less any increases in recourse debt, and adjusted for certain items. In the third quarter of 2020, Cash Generation was adjusted by ($6.7) million related to the company’s Investment Tax Credit safe harbor program, $1.3 million for restructuring related activities, ($6.9) million for costs related to the Vivint Solar acquisition and SK joint venture transaction and ($5.0) million for the deferral of social security payroll taxes.

Exhibit 99.1

Management expects to grow Megawatts Deployed by over 10% sequentially in the fourth quarter, pro-forma for the acquisition of Vivint Solar, at improving net customer margin levels. We expect net customer margins to increase to above $8,000 per leased customer in the fourth quarter.

Third Quarter 2020 GAAP Results

Total revenue was $209.8 million in the third quarter of 2020, down $5.8 million, or 3%, from the third quarter of 2019. Customer agreements and incentives revenue was $114.5 million, an increase of $18.2 million, or 19%, compared to the third quarter of 2019. Solar energy systems and product sales revenue was $95.3 million, a decrease of $24.0 million, or 20%, compared to the third quarter of 2019.

Total cost of revenue was $153.0 million, a decrease of 4% year-over-year. Total operating expenses were $272.0 million, a decrease of 1% year-over-year.

Net income attributable to common stockholders was $37.4 million, or $0.28 per share, in the third quarter of 2020.

Financing Activities

As of November 5, 2020, closed transactions and executed term sheets provide us expected tax equity and project debt capacity to fund over 275 MW of leased projects beyond what was deployed through the end of the third quarter of 2020. Sunrun and Vivint together have closed $2.4 billion in project capital in 2020 year-to-date.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2020 results and business outlook at 2:00 p.m. Pacific Time today, November 5, 2020. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing 877-407-5989 (toll-free) or 201-689-8434 (international). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun
Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, business plan, investments, market adoption rates, our future financial and operating performance, the impact of the COVID-19 on Sunrun and its business and operations, the expected benefits of the acquisition of Vivint Solar, the expected benefits of our partnership with Southern California Edison, our leadership position in the industry, our expectations as to the opportunities for the proposed joint venture to electrify the home, the expected benefits of the joint venture, the expected benefits of our exclusive partnerships with the CCAs, our customer value proposition with new virtual power plant contracts, increased battery adoption, our transitioning to a digital sales model, reductions to our workforce and labor-related costs, our operational and financial results such as growth, value creation, Cash Generation, Megawatts Deployed, Unlevered NPV, total cash balance, our investment tax credit safe harbor strategy, estimates of Gross and Net Earning Assets, Project Value, estimated Creation Costs, gross orders, demand, customer acquisition costs, NPV and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth, financing activities, and financing capacity, and factors outside of our control such as public health emergencies and natural disasters. These statements are not guarantees of future performance;

Exhibit 99.1

they reflect our current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; the impact of COVID-19 on Sunrun and its business and operations; worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence and spending; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; our continued ability to manage costs associated with solar service offerings, our business plan and our ability to effectively manage our growth and labor constraints, and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	September 30, 2020	December 31, 2019

Assets
Current assets:
Cash	$276,052	$269,577
Restricted cash	105,314	93,504
Accounts receivable, net	70,654	77,728
State tax credits receivable	—	6,466
Inventories	177,967	260,571
Prepaid expenses and other current assets	15,752	25,984
Total current assets	645,739	733,830
Restricted cash	148	148
Solar energy systems, net	4,979,322	4,492,615
Property and equipment, net	44,567	56,708
Intangible assets, net	15,725	19,543
Goodwill	95,094	95,094
Other assets	526,239	408,403
Total assets	$6,306,834	$5,806,341
Liabilities and total equity
Current liabilities:
Accounts payable	$151,804	$223,356
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	18,161	16,062
Accrued expenses and other liabilities	196,444	148,497
Deferred revenue, current portion	79,378	77,643
Deferred grants, current portion	8,268	8,093
Finance lease obligations, current portion	7,541	10,064
Non-recourse debt, current portion	122,812	35,348
Pass-through financing obligation, current portion	11,832	11,031
Total current liabilities	596,240	530,094
Deferred revenue, net of current portion	665,583	651,856
Deferred grants, net of current portion	211,668	218,568
Finance lease obligations, net of current portion	7,689	12,895
Recourse debt	224,910	239,485
Non-recourse debt, net of current portion	2,137,154	1,980,107
Pass-through financing obligation, net of current portion	324,576	327,974
Other liabilities	199,320	141,401
Deferred tax liabilities	11,093	65,964
Total liabilities	4,378,233	4,168,344
Redeemable noncontrolling interests	508,061	306,565
Total stockholders’ equity	1,033,545	964,731
Noncontrolling interests	386,995	366,701
Total equity	1,420,540	1,331,432
Total liabilities, redeemable noncontrolling interests and total equity	$6,306,834	$5,806,341

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Customer agreements and incentives	$114,485	$96,249	$319,704	$288,538
Solar energy systems and product sales	95,275	119,293	282,081	326,103
Total revenue	209,760	215,542	601,785	614,641
Operating expenses:
Cost of customer agreements and incentives	77,350	67,359	239,049	207,446
Cost of solar energy systems and product sales	75,679	92,031	231,023	256,178
Sales and marketing	70,720	77,478	210,691	203,469
Research and development	5,205	6,435	14,222	18,464
General and administrative	41,829	31,059	111,659	93,166
Amortization of intangible assets	1,167	1,524	3,817	3,231
Total operating expenses	271,950	275,886	810,461	781,954
Loss from operations	(62,190)	(60,344)	(208,676)	(167,313)
Interest expense, net	51,368	43,911	152,013	127,560
Other (income) expenses, net	(864)	3,110	(766)	9,254
Loss before income taxes	(112,694)	(107,365)	(359,923)	(304,127)
Income tax (benefit) expense	(27,293)	5,169	(30,424)	(102)
Net loss	(85,401)	(112,534)	(329,499)	(304,025)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(122,848)	(141,524)	(325,425)	(317,860)
Net income (loss) attributable to common stockholders	$37,447	$28,990	$(4,074)	$13,835
Net income (loss) per share attributable to common stockholders
Basic	$0.30	$0.25	$(0.03)	$0.12
Diluted	$0.28	$0.23	$(0.03)	$0.11
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	125,003	117,652	121,813	115,790
Diluted	134,548	125,151	121,813	123,645

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating activities:
Net loss	$(85,401)	$(112,534)	$(329,499)	$(304,025)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	53,242	49,601	156,257	138,620
Deferred income taxes	(27,293)	5,169	(30,424)	(102)
Stock-based compensation expense	8,217	6,854	37,544	19,420
Interest on pass-through financing obligations	5,707	5,980	17,480	18,358
Reduction in pass-through financing obligations	(9,649)	(9,706)	(28,907)	(29,408)
Other noncash items	10,946	9,786	31,247	16,500
Changes in operating assets and liabilities:
Accounts receivable	(12,401)	1,805	2,727	(11,043)
Inventories	32,540	(19,948)	82,604	(30,310)
Prepaid and other assets	(23,613)	(17,558)	(37,958)	(67,329)
Accounts payable	41,422	8,311	(57,513)	6,744
Accrued expenses and other liabilities	(10,766)	13,006	(25,964)	14,531
Deferred revenue	2,543	9,741	15,647	121,936
Net cash used in operating activities	(14,506)	(49,493)	(166,759)	(106,108)
Investing activities:
Payments for the costs of solar energy systems	(256,932)	(205,707)	(619,012)	(594,137)
Business acquisition	—	(2,722)	—	(2,722)
Purchase of equity method investment	(65,356)	—	(65,356)	—
Purchases of property and equipment, net	(47)	(7,234)	(2,384)	(21,184)
Net cash used in investing activities	(322,335)	(215,663)	(686,752)	(618,043)
Financing activities:
Proceeds from state tax credits, net of recapture	(192)	(1,418)	6,027	911
Proceeds from issuance of recourse debt	83,475	85,000	126,950	140,000
Repayment of recourse debt	(95,000)	(85,000)	(141,525)	(147,965)
Proceeds from issuance of non-recourse debt	245,699	140,801	442,950	682,050
Repayment of non-recourse debt	(171,059)	(74,626)	(208,371)	(388,100)
Payment of debt fees	(8,353)	(2,297)	(8,353)	(9,759)
Proceeds from pass-through financing and other obligations	2,007	1,941	5,728	7,223
Early repayment of pass-through financing obligation	—	—	—	(7,597)
Payment of finance lease obligations	(2,218)	(4,004)	(7,763)	(10,449)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	236,906	241,184	611,855	571,495
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(22,612)	(17,286)	(62,541)	(52,893)
Acquisition of noncontrolling interests	—	—	—	(4,600)
Net proceeds related to stock-based award activities	20,470	406	31,839	12,848
Proceeds from shares issued in connection with a subscription agreement	75,000	—	75,000	—
Net cash provided by financing activities	364,123	284,701	871,796	793,164
Net change in cash and restricted cash	27,282	19,545	18,285	69,013
Cash and restricted cash, beginning of period	354,232	353,867	363,229	304,399
Cash and restricted cash, end of period	$381,514	$373,412	$381,514	$373,412

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Three Months Ended September 30,
	2020	2019
Megawatts Deployed (during the period)	109	107
Cumulative Megawatts Deployed (end of period)	2,272	1,871
Gross Earning Assets under Energy Contract (end of period)(in millions)	$2,759	$2,297
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$1,265	$1,106
Gross Earning Assets (end of period)(in millions) (1)	$4,024	$3,403
Net Earning Assets (end of period)(in millions) (1)	$1,657	$1,438

	Three Months Ended September 30,
	2020	2019
Project Value, Contracted Portion (per watt)	$4.12	$3.82
Project Value, Renewal Portion (per watt)	$0.29	$0.36
Total Project Value (per watt)	$4.41	$4.18
Creation Cost (per watt) (2)	$3.55	$3.28
Unlevered NPV (per watt) (1)	$0.86	$0.90
NPV (in millions)	$81	$79

(1)Numbers may not sum due to rounding.

(2)Creation Cost for the three months ended September 30, 2020 includes an adjustment of $8.6 million for costs related to the Vivint Solar acquisition and SK joint venture transaction.

Exhibit 99.1

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.

Customers refers to all parties (i) who have executed Customer Agreements or cash sales agreements with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations. Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.

Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.

Megawatts Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached NTP, measured on the percentage of the project that has been completed based on expected project cost.

Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.

NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.

Exhibit 99.1

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.

Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com
(415) 373-5206

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com
(480) 751-9286